UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 12, 2013

Uranium Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33404	75-2212772
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

405 State Highway 121 Bypass, Building A, Suite 110 Lewisville, TX	75067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 219-3330

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2013, the Board of Directors (the “Board”) of Uranium Resources, Inc. (the “Company”) announced the appointment of Christopher M. Jones to serve as President and Chief Executive Officer of the Company, effective April 1, 2013.  Terence J. Cryan will continue to serve as the Company’s Interim President and Chief Executive Officer during the transition period and thereafter will continue to serve as a director of the Company.  The Board also appointed Mr. Jones to serve as a director of the Company, effective April 1, 2013.  Mr. Jones has not been appointed to any Board committees.

Mr. Jones has more than 30 years of experience in the mining industry and most recently served as President and Chief Executive Officer of Wildcat Silver Corporation from August 2008 to May 2012.  Prior to joining Wildcat Silver Corporation, Mr. Jones served as Chief Operating Officer and Mining General Manger at Albian Sands Energy Inc. from August 2005 to June 2008.  Mr. Jones also held management positions at RAG Coal West Inc., Phelps Dodge Sierrita Corp. and Cyprus Amax Coal Company.  Mr. Jones does not have a family relationship with any director or executive officer of the Company, nor are there any arrangements or understandings between him and any other person with respect to his appointments.

The Company entered into an employment agreement with Mr. Jones, dated March 12, 2013.  Pursuant to the agreement, Mr. Jones is entitled to an annual base salary of $275,000, has a target bonus equal to 60% of his base salary, and was awarded 25,000 shares of the Company’s restricted stock and an option to purchase 55,000 shares of the Company’s common stock.  The employment agreement also provides for customary benefits and payments upon separation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Uranium Resources, Inc.

Dated: March 18, 2013	By:	/s/ Thomas H. Ehrlich
Name: Thomas H. Ehrlich
Title: Vice President and Chief Financial Officer